SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 14, 2005

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4600

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On February 14, 2005, First Union REIT L.P., a wholly-owned subsidiary of First Union Estate Equity and Mortgage Investments (collectively, “First Union”), entered into an Omnibus Agreement with Laurence Weiner and Gerald Nudo, two unaffiliated private individuals, pursuant to which the Company agreed to:  (i) acquire an initial 49% interest in 23 office buildings with an option to increase its ownership; (ii) make participating convertible secured loans in an amount equal to 60% of the equity value in three additional office buildings; and (iii) acquire an option to purchase an ownership interest in, or make participating convertible secured loans with respect to, five additional office buildings.  Substantially all of the properties are located in the Chicago, Illinois metropolitan and suburban area.  Exclusive of the five option properties, the properties have an estimated aggregate value of $350,000,000, inclusive of debt.  First Union’s cash investment to acquire the interests and make the loans is expected to be approximately $80,000,000 which is expected to be provided from reserves.  The transaction is subject to First Union’s satisfactory completion of its due diligence review and customary closing conditions.  If consummated, it is expected that the transaction will close during the second quarter of 2005.  There can be no assurance that this transaction will be consummated or, if consummated, on the terms presently negotiated.

In addition, the Omnibus Agreement provides for certain obligations on the part of First Union and the Messrs. Weiner and Nudo to make additional loans to the properties with respect to costs expected to be incurred at the properties.  The Omnibus Agreement further provides for co-investment rights between the parties with respect to additional office buildings in the Chicago area and grants First Union a right of first offer and right of first refusal with respect to five additional properties.

As presently contemplated, the properties in which First Union is to acquire an interest will be governed by an operating agreement that provides for Messrs. Weiner and Nudo to serve as managers of the entity, subject to substantial consent rights of First Union, provides buy/sell rights after the first anniversary of joint ownership and a right of first refusal with respect to sales to third parties.

With respect to the properties on which First Union will make participating loans, the interest rate on the loans is 6.5%, increasing each year by 50 basis points until a cap of 8.5%, matures on the seventh anniversary of the making of such loan, is subordinate to existing first mortgage debt on the applicable property and will be secured by a junior mortgage on the applicable property.  Upon certain defaults, First Union will have the right to convert the loan into an equity interest in the applicable borrower.

The foregoing summary is qualified in its entirety by reference to the Omnibus Agreement which is attached hereto as an Exhibit and the form of Loan Agreement and Joint Venture Agreement which are attached to the Omnibus Agreement as Exhibits A and B respectively.

Item 7.01                Regulation FD Disclosure

On February 14, 2005 First Union announced the transaction described in Item 1.01 above.  A copy of this release is attached hereto as exhibit 99.

Item 9.01.  Financial Statements and Exhibits

(c)           Exhibits

10.                                 Omnibus Agreement, dated February 14, 2005, among Gerald Nudo, Laurence Weiner and First Union REIT L.P.

99                                    Press Release, dated September 16, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 15th day of February, 2005.

FIRST UNION REAL ESTATE EQUITY AND
MORTGAGE INVESTMENTS

By:	/s/ Carolyn Tiffany
Carolyn Tiffany
Chief Operating Officer